Exhibit 99.1

Trinity Learning Corporation Announces David Grebow as Chief Learning
Officer
Recognized enterprise learning strategist to lead integration of additional operating companies now under letters of intent

BERKELEY, CALIFORNIA, April 9, 2003. Trinity Learning Corporation ("Trinity Learning"), a publicly held Utah Corporation (OTC: "TTYC") announced today that Mr. David Grebow has agreed to serve as its Chief
Learning Officer.   Mr. Grebow has over 25 years experience in the fields
of e-learning, human capital development, and educational technology. Most recently, he was a leading strategist for IBM Corporation's e-learning program, IBM Mindspan Solutions, offering e-learning strategies and technology to customers. In addition to assisting on customer-focused solutions for major enterprises, he also served IBM as one of the founding Executive Core Team members of the Institute for Advanced Learning in Zurich, where he focused on collecting hard data and research on learning in the workplace, performance and knowledge management, and looking into the future to see where the intersection of workplace learning and technology will lead.

Prior to IBM, Mr. Grebow was an executive for PeopleSoft, where he was the Founder and Director of Workforce Performance Solutions, a competency-based model of e-learning used with customers, partners and employees around the world. Before that, he was one of the principal team members of Global Knowledge Network, the learning business that was created as a spin-off by Digital Equipment Company. At DEC, he spent 12 years in a variety of executive and managerial positions leading to Worldwide Director of Performance Support Technology. He was the creator of several successful worldwide programs, such as the EPSS Powerpack! for the salesforce and customers, as well as the wireless Powerpack! that enabled better performance among field sales representatives.

"Trinity represents a number of remarkable proven and effective methods and systems for teaching people how to do a better job the workplace. I believe we understand how people really learn at work." Mr. Grebow added, "We have the potential to very quickly become one of leading performance-based learning companies in the world. We will provide the next steps beyond the old 'training' model."

Mr. Grebow is a regular contributor and editor for publications related to learning and e-learning technologies, and is well known in the United States and abroad as a leader and consultant on the topics of adult learning with a focus on learning and performance in the workplace. He has written numerous papers and articles on these subjects and is involved with research in human capital management and the need for collaborative learning environments.

Douglas Cole, Chief Executive Officer, said, "We are very excited to increase the caliber and depth of our executive management team with the addition of David Grebow. We believe his experience will be invaluable as we continue to acquire and integrate innovative learning-based companies around the world. Over the past 30 days we have entered into non-binding letters of intent to acquire three additional operating companies in Australia and South Africa providing workplace learning services, continuing professional education, and other innovative learning solutions to customers in industries such as agriculture, transportation, power generation, security services, risk management, and public administration. These acquisitions, when completed, would provide us with new products and services, furthering our strategy to offer innovative solutions for various organizational levels of major corporate clients in selected industries. We believe that David Grebow is the perfect Chief Learning Officer as we acquire and grow new subsidiaries around the world."

About Trinity Learning Corporation

Trinity Learning Corporation (formerly Trinity Companies, Inc.) is a publicly held Utah corporation specializing in technology-enabled learning, training and accreditation services to major customers in multiple global industries. We are seeking to achieve market entry and increased penetration in geographic markets worldwide through multiple acquisitions and consolidation of operating companies with established customer bases, acquisition of operating companies with proprietary platforms and learning systems, licensing of software and other technologies, internal business development, and the expansion of sales offices and other sales representation around the world. In October 2002, we completed the acquisition of various entities of Competency Based Learning, Inc. in Australia and in the United States, which we now operate a wholly-owned subsidiary, CBL Global Corp. Our former name was Habersham Energy Company, originally incorporated in 1975 as an Oklahoma corporation named U.S. Mineral & Royalty Corp. Prior to adopting our present strategy we had no business activity since 1995.

FORWARD LOOKING STATEMENTS - DISCLAIMER

Statements herein, which are not statements of historical fact, are forward- looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Trinity Learning Corporation and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the ability of the company to sustain customer interest in its core products. There can no assurance that any of the proposed transactions will be completed because they are subject to a number of contingencies including negotiation and agreement on definitive transaction documents, closing conditions, due diligence, board approval, and other economic factors per transaction that remain to be negotiated and agreed upon. For a more detailed discussion of risk factors that affect our operating results, please refer to our SEC reports including our most recent reports on Form 10-QSB.